                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS



To the Retirement Savings Plan Committee of the Genzyme Retirement
Savings Plan:



We consent to the incorporation by reference in the registration statement of Genzyme Corporation and the Genzyme Retirement Savings Plan on Form S-8 (File No. 33-21241) of our report, which includes an explanatory paragraph regarding the omitted disclosure of the single transactions in excess of 5% in the supplemental schedule of reportable transactions, dated June 25, 1998, on our audits of the financial statements and supplemental schedules of the Genzyme Retirement Savings Plan as of December 31, 1997 and 1996 and for the years then ended, which report is included in this Annual Report on Form 10-K/A.





                                        /s/ Coopers & Lybrand L.L.P.



Boston, Massachusetts

June 30, 1998


                                       17